Exhibit 99.1

Contact:

Shelley Boxer

V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investors/Media:

Alex Tramont/Rachel Rosenblatt

FTI Consulting – Strategic Communications

(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS

FOR ITS FISCAL 2012 SECOND QUARTER

- Second Quarter Net Sales Rise 16.5% to $563.0 Million -

- Second Quarter Net Income Increases 20.9% to $60.1 Million -

- Second Quarter Diluted Earnings per Share Increase 21.8% to $0.95 -

Melville, NY, April 4, 2012 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2012 second quarter ended February 25, 2012.

For the fiscal 2012 second quarter, net sales rose 16.5% to $563.0 million, compared with $483.4 million in the prior year period. Operating income in the fiscal 2012 second quarter increased 19.8% to $96.5 million, or 17.1% of net sales, compared with $80.6 million, or 16.7% of net sales, in the prior year period. For the second quarter of fiscal 2012, the Company reported net income of $60.1 million, an increase of 20.9% over net income of $49.7 million in the second quarter of fiscal 2011. Diluted earnings per share in the fiscal 2012 second quarter were $0.95 (based on 63.0 million diluted shares outstanding), compared to $0.78 (based on 63.3 million diluted shares outstanding) in the same period a year ago, an increase of 21.8%.

Net sales for the first half of fiscal 2012 were $1,108.7 million, compared with net sales of $956.2 million in the first half of fiscal 2011. Operating income for the first half of fiscal 2012 was $193.4 million, or 17.4% of net sales, versus $157.7 million, or 16.5% of net sales, in the first half of fiscal 2011. Net income for the first half of fiscal 2012 was $119.9 million, compared with $97.2 million in the prior year period. Diluted earnings per share for the first half of fiscal 2012 were $1.89 (based on 62.8 million diluted shares outstanding), compared to $1.53 (based on 63.1 million diluted shares outstanding) a year ago.

David Sandler, Chief Executive Officer, said, “I am extremely pleased with the progress of our growth initiatives and our performance in the quarter. With each passing quarter, it becomes increasingly clear that the industry consolidation we foresaw almost four years ago is entering the next phase. There is no doubt that the industrial market place is now rewarding the narrowing field of distributors who are capable of consolidating customers’ spend across multiple locations, and providing the technology and technical expertise required to improve productivity and reduce supply chain costs.”

Erik Gershwind, President and Chief Operating Officer, stated, “Our strong top and bottom-line performance in the second quarter was driven by the success of our growth initiatives, including the growth of our highly customized vending program and recent acquisitions. We believe the time has never been better for us to continue building on our momentum to consolidate our lead in metalworking and grow our business in adjacent product categories. Our gross margins remain strong despite near-term headwinds from our growth initiatives, including our recent acquisitions. However, we expect those headwinds to abate over time as the acquisitions mature and our vending program drives broader relationships with those customers. At the same time, we are maintaining highly efficient operating levels and record productivity as evidenced by the leverage within our SG&A.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 SECOND QUARTER RESULTS	Page -2-

Mr. Sandler concluded, “Our investments are clearly paying off as we take share, outgrow the market by a significant margin and successfully position the business for the future. We believe we are now firmly in a moderate growth environment and are excited about our outlook as we execute on our strategic plan.”

Based on current market conditions, for the fiscal 2012 third quarter the Company expects net sales to be between $610 million and $622 million, and expects diluted earnings per share for the third quarter of fiscal 2012 to be between $1.08 and $1.12. This guidance primarily reflects continued growth in the Company’s core business, expected cyclical increases in product costs, dilution from our recent acquisition and planned increases in investment spending.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2012 second quarter, and to comment on current operations. The call may be accessed via the Internet on the home page of MSC’s website located at: www.mscdirect.com. A replay of the conference call will be available on the Company’s website through May 4, 2012.

About MSC Industrial Direct Co., Inc.

MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry’s largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 325,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 19 million direct-mail catalogs, 108 branch sales offices, 1,081 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 SECOND QUARTER RESULTS	Page -3-

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about expected future results shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 SECOND QUARTER RESULTS	Page -4-

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	February 25, 2012	August 27, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$108,881	$95,959
Accounts receivable, net of allowance for doubtful accounts	291,968	266,545
Inventories	377,912	344,854
Prepaid expenses and other current assets	31,910	22,545
Deferred income taxes	28,135	28,531
Total current assets	838,806	758,434

Property, plant and equipment, net	158,192	148,813
Goodwill	288,072	277,431
Identifiable intangibles, net	56,537	48,308
Other assets	7,855	11,437
Total assets	$1,349,462	$1,244,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease and financing obligations	$1,654	$—
Accounts payable	96,316	95,538
Accrued liabilities	64,238	76,664
Total current liabilities	162,208	172,202
Capital lease obligations, net of current maturities	2,511	—
Deferred income taxes and tax uncertainties	76,729	79,109
Total liabilities	241,448	251,311
Commitments and Contingencies Shareholders’ Equity:
Class A common stock	52	51
Class B common stock	16	16
Additional paid-in capital	468,421	439,035
Retained earnings	863,437	775,149
Accumulated other comprehensive loss	(2,458)	(2,085)
Class A treasury stock, at cost	(221,454)	(219,054)
Total shareholders’ equity	1,108,014	993,112
Total liabilities and shareholders’ equity	$1,349,462	$1,244,423

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 SECOND QUARTER RESULTS	Page -5-

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 25, 2012	February 26, 2011	February 25, 2012	February 26, 2011
Net sales	$562,974	$483,362	$1,108,677	$956,189
Cost of goods sold	303,514	257,063	597,084	512,197
Gross profit	259,460	226,299	511,593	443,992
Operating expenses	162,933	145,701	318,242	286,244
Income from operations	96,527	80,598	193,351	157,748
Other (Expense) Income:
Interest expense	(70)	(61)	(116)	(160)
Interest income	68	5	118	30
Other (expense) income, net	(16)	28	(20)	(3)
Total other expense	(18)	(28)	(18)	(133)
Income before provision for income taxes	96,509	80,570	193,333	157,615
Provision for income taxes	36,441	30,881	73,428	60,366
Net income	$60,068	$49,689	$119,905	$97,249
Per Share Information:
Net income per common share:
Basic	$0.95	$0.78	$1.90	$1.54
Diluted	$0.95	$0.78	$1.89	$1.53
Weighted average shares used in computing net income per common share:
Basic	62,616	62,875	62,451	62,622
Diluted	63,008	63,325	62,818	63,060
Cash dividend declared per common share	$0.25	$0.22	$0.50	$1.44

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2012 SECOND QUARTER RESULTS	Page -6-

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	February 25, 2012	February 26, 2011
Cash Flows from Operating Activities:
Net income	$119,905	$97,249
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	16,369	14,216
Stock-based compensation	7,571	7,357
Loss on disposal of property, plant and equipment	2	2
Provision for doubtful accounts	2,370	1,519
Deferred income taxes and tax uncertainties	(1,984)	10,606
Excess tax benefits from stock-based compensation	(4,203)	(5,111)

Changes in operating assets and liabilities, net of amounts associated with business acquired:
Accounts receivable	(23,783)	(23,950)
Inventories	(29,814)	(11,600)
Prepaid expenses and other current assets	(9,196)	(823)
Other assets	3,434	4,618
Accounts payable and accrued liabilities	(6,608)	(13,759)

Total adjustments	(45,842)	(16,925)

Net cash provided by operating activities	74,063	80,324

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(17,322)	(13,990)
Cash used in business acquisitions, net of cash received	(32,396)	(11,015)

Net cash used in investing activities	(49,718)	(25,005)

Cash Flows from Financing Activities:
Purchases of treasury stock	(3,439)	(2,632)
Payment of cash dividends	(31,522)	(91,178)
Payments on capital lease and financing obligations	(275)	—
Excess tax benefits from stock-based compensation	4,203	5,111
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,781	1,589
Proceeds from exercise of Class A common stock options	16,811	25,517
Borrowings under financing obligations	1,050	—
Repayments of notes payable under the credit facility and other notes	—	(39,274)
Net cash used in financing activities	(11,391)	(100,867)

Effect of foreign exchange rate changes on cash and cash equivalents	(32)	32
Net increase (decrease) in cash and cash equivalents	12,922	(45,516)
Cash and cash equivalents – beginning of period	95,959	121,191
Cash and cash equivalents – end of period	$108,881	$75,675
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$78,839	$51,243
Cash paid for interest	$—	$92

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